As filed with the Securities and Exchange Commission on January 26, 1996
                                                        Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                              PECO ENERGY COMPANY*
             (Exact name of registrant as specified in its charter)

      Pennsylvania                                       23-0970240
      (State or other jurisdiction of incorporation      (I.R.S. Employer
      or organization)                                   Identification No.)

      P.O. Box 8699
      2301 Market Street
      Philadelphia, Pennsylvania                         19101
      (Address of principal executive offices)           (Zip code)

                               PECO ENERGY COMPANY
                            Long-Term Incentive Plan
                            (Full title of the plan)

             J. Barry Mitchell, Vice President-Finance and Treasurer
                                  P.O. Box 8699
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101
                     (Name and address of agent for service)

                                 (215) 841-4000
          (Telephone number, including area code, of agent for service)

                                 with copies to:

     James W. Durham, Esquire                   Robert C. Gerlach, Esquire
    Senior Vice President and                Ballard Spahr Andrews & Ingersoll
         General Counsel                      1735 Market Street, 51st Floor
          P.O. Box 8699                      Philadelphia, Pennsylvania 19103
      2301 Market Street
Philadelphia, Pennsylvania 19101

                                        CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                 Proposed Maximum    Proposed Maximum
   Title of Securities          Amount to be      Offering Price         Aggregate               Amount of
    to be Registered            Registered         Per Share(1)      Offering Price (1)       Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, without par
value                        4,800,000 shares        $30.875           $148,200,000             $51,103.45

=================================================================================================================

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

(1) Estimated solely for the purpose of calculating the registration fee. The price shown is based upon $30.875 per share, which is the average of the high and low prices on the New York Stock Exchange Composite Transactions for January 24, 1996 for securities of the same class as those to be offered, in accordance with Rule 457(c).

------------------------------
*Formerly known as Philadelphia Electric Company.

     On August 3, 1989, Philadelphia Electric Company (now PECO Energy Company) (PECO Energy or Registrant) filed with the Securities and Exchange Commission
(SEC) a Registration Statement on Form S-8, Registration Statement No. 33-30317 (Registration Statement), to register 4,800,000 shares of the Company's Common Stock which were issuable under the Company's Long-Term Incentive Plan (Plan) as restricted stock or dividend equivalents, or which were issuable upon the exercise of options granted under the Plan. PECO Energy hereby incorporates by reference Registration Statement No. 33-30317 as if such were fully set forth herein. The Company is now filing a separate registration statement to register an additional 4,800,000 shares of the Company's Common Stock which may be issued as restricted stock or dividend equivalents under the Plan, or which will become issuable upon the exercise of additional options which may be granted under the Plan.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this registration statement will be given or sent to all persons who participate in the Plan as specified by Rule 428 under the Securities Act of 1933, as amended (Securities Act).


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

     The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 (Exchange Act) by PECO Energy (File No. 1-1401) are incorporated herein by reference:

          1. PECO Energy's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. PECO Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 and September 30, 1995;

          3. PECO Energy's Current Reports on Form 8-K dated February 2, 1995, May 24, 1995, June 13, 1995, July 24, 1995, August 14, 1995, October 17,
     1995, October 23, 1995 and November 1, 1995; and

          4. PECO Energy's Registration of Certain Classes of Securities on Form 8-A, as amended by Form 8 filed October 24, 1991.

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


     Each document filed subsequent to the date of this registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     This registration statement incorporates documents by reference which are not presented herein or delivered herewith. PECO Energy undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents. Such requests should be directed to PECO Energy Company, Financial Division, S21-1, P.O. Box 8699, Philadelphia, PA 19101, (215) 841-5741.


Item 4.   Description of Securities

     Not applicable.


Item 5.   Interests of Named Experts and Counsel

     Not applicable.


Item 6.  Indemnification of Directors and Officers

     PECO Energy's Bylaws provide that PECO Energy is obligated to indemnify directors and officers and other persons designated by the Board of Directors against any liability including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) incurred in connection with any proceeding. The Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from PECO Energy of a personal benefit to which the recipient is not legally entitled.

     Section 518 of the Pennsylvania Business Corporation Law of 1988 provides that indemnification pursuant to a bylaw may be granted for any action taken or any failure to take any action, absent a court determination of willful misconduct or recklessness, and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law.

     Pursuant to the Pennsylvania Business Corporation Law of 1988, PECO Energy's Bylaws provide that directors generally will not be liable for monetary damages in any action whether brought by shareholders directly or in the right of PECO Energy or by third parties unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the Pennsylvania Business Corporation Law of 1988), and such failure constitutes self-dealing, willful misconduct or recklessness.

     PECO Energy has purchased directors' and officers' liability insurance.


Item 7.   Exemption from Registration Claimed

     Not applicable.


Item 8.   Exhibits

     4 Specimen copy of Common Stock certificate. (Incorporated by reference to Exhibit 2(a)-1, File No. 2-53126)

     5    Opinion of Ballard Spahr Andrews & Ingersoll

     23.1 Consent of Independent Accountant

     23.2 Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)

     24   Powers of Attorney

     99   PECO Energy Company Long-Term Incentive Plan


Item 9.   Undertakings

     A.   Rule 415 Offering

          The  undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

               Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from any registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   Filings Incorporating Subsequent Exchange Act Documents by Reference

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that it incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, PECO Energy Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on the day of January 1996.

                                            PECO Energy Company

                                            By: /s/ J.F. Paquette, Jr.
                                               ----------------------------
                                                    J.F. Paquette, Jr.
                                                    Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                 Title                            Date


   /s/ J.F. Paquette, Jr.
---------------------------   Chairman of the Board            January 26, 1996
   J.F. Paquette, Jr.         and Director

   /s/ C.A. McNeill, Jr.
---------------------------   President, Chief Executive       January 26, 1996
   C.A. McNeill, Jr.          Officer and Director
                              (Principal Executive Officer)

   /s/ K.G. Lawrence
---------------------------   Senior Vice President-            January 26, 1996
   K.G. Lawrence              Finance and Chief Financial
                              Officer (Principal Financial
                              and Accounting Officer)

     This registration statement has also been signed by C.A. McNeill, Jr., Attorney-in- Fact, on behalf of the following Directors on the date indicated:

     Susan W. Catherwood                  Joseph C. Ladd
     M. Walter D'Alessio                  Edithe J. Levit
     Richard G. Gilmore                   Kinnaird R. McKee
     Richard H. Glanton                   Joseph J. McLaughlin
     James A. Hagen                       John M. Palms
     Nelson G. Harris                     Ronald Rubin
                                          Robert Subin


By:  /s/ C.A. McNeill, Jr.
---------------------------
     C.A. McNeill, Jr.
     Attorney-in-Fact

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